Exhibit 99.1

YOUR VOTE IS IMPORTANT

TIME IS SHORT – PLEASE ACT TODAY!

May 21, 2007

Dear Fellow Stockholder:

According to our latest records, we have not received your voting instructions for the important Annual Meeting of Celsion Corporation, to be held on Tuesday, June 13th 2007. The Board of Directors unanimously recommends that you vote “FOR” the proposals; to elect three Class III Directors, to approve the Celsion Corporation 2007 Stock Incentive Plan, to ratify the selection of Stegman & Company as the Company’s independent registered public accounting firm, and to approve the sale by us of our Prolieve assets to Boston Scientific Corporation. Your vote is important to us. Whether or not you plan to attend the Annual Meeting in person, please use one of the following simple methods to promptly provide your voting instructions:

1.	Vote by Internet: Go to the website www.proxyvote.com. Have your 12-digit control number listed on the voting instruction form ready and follow the online instructions. The 12-digit control number is located in the rectangular box on the right side of your voting instruction form.
2.	Vote by Telephone: Call toll-free (800) 690-6903. Have your 12-digit control number listed on the voting instruction form ready and follow the simple instructions.
3.	Vote by Mail: Mark, sign, date and return your voting instruction form in the postage-paid return envelope provided.

For the reasons set forth in the proxy statement dated April 30, 2007, the Board of Directors unanimously recommends that you vote “FOR” all proposals at the June 13th 2007 Annual Meeting. Failure to vote will have the same effect as a vote against the sale of our Prolieve assets to Boston Scientific Corporation We respectfully request that you vote your shares at your earliest convenience. If you have any questions please call Anthony Deasey at 410 290 5390.

On behalf of the Board of Directors, thank you for your cooperation and continued support.

/s/ Max E. Link	/s/ Michael H. Tardugno
Max E. Link	Michael H. Tardugno
Chairman of the Board	President and Chief Executive Officer